5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8800 Contact: Roland O. Burns Sr. Vice President and Chief Financial Officer

Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
FOURTH QUARTER 2004 AND YEAR END 2004 FINANCIAL RESULTS

FRISCO, TEXAS, February 25, 2005 – Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK) today reported financial and operating results for the quarter and year ended December 31, 2004.

Financial Results for Quarter and Year Ended December 31, 2004

Comstock reported net income of $15.9 million, 43¢ per diluted share for the three months ended December 31, 2004 as compared to 2003’s fourth quarter income of $5.7 million, 16¢ per diluted share. Fourth quarter 2004’s oil and gas sales increased 36% to $71.2 million over 2003’s fourth quarter sales of $52.5 million. Operating cash flow (before changes in working capital accounts) generated by Comstock in 2004’s fourth quarter of $47.5 million was 56% higher than 2003’s fourth quarter cash flow of $30.4 million. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $54.9 million in 2004’s fourth quarter, a 42% increase over 2003’s fourth quarter EBITDAX of $38.6 million. The 2004 financial results include Comstock’s 59.9% ownership in Bois d’Arc Energy which was formed in July of 2004 and is engaged in the exploration and production of oil and natural gas in the Gulf of Mexico.

In 2004, Comstock’s oil and gas sales reached $261.6 million, a record high for the Company, as compared to oil and gas sales of $235.1 million in 2003. Net income for the year ended December 31, 2004 was $46.9 million, $1.29 per diluted share, as compared to net income of $53.3 million, $1.51 per diluted share, excluding the cumulative effect of an accounting principle change for future abandonment costs. The results for the year ended December 31, 2004 include a charge of $19.6 million ($12.5 million after income taxes or 35¢ per diluted share) relating to the early retirement of the Company’s 11 1/4% senior notes. Operating cash flow (before changes in working capital accounts) generated by Comstock in 2004 was $176.2 million, a 16% increase from cash flow of $152.0 million in the same period in 2003. For the year ended December 31, 2004, EBITDAX increased 11% or $202.6 million as compared to EBITDAX of $183.0 million for the same period in 2003.

Comstock’s production in the fourth quarter of 2004 totaled 10.4 billion cubic feet equivalent of natural gas (“Bcfe”), as compared to production of 11.0 Bcfe in the fourth quarter of 2003. For the year ended 2004, Comstock produced 42.7 Bcfe, as compared to production in 2003 of 44.0 Bcfe. Production was lower than 2003 mainly due to the effects of Hurricane Ivan which caused part of Bois d’Arc Energy’s Gulf of Mexico production to be shut in the third and the fourth quarter of 2004 either during the storm or awaiting repairs to third party pipelines that were damaged by the hurricane. The higher sales were attributable to increased oil and natural gas prices. The Company’s realized natural gas price averaged $6.66 per Mcf in 2004’s fourth quarter as compared to $4.65 per Mcf in 2003’s fourth quarter. Realized oil prices in the fourth quarter of 2004 averaged $47.06 per barrel as compared to $30.46 per barrel for 2003. For the year ended 2004, Comstock’s realized natural gas price averaged $5.98 per Mcf as compared to 2003’s average natural gas price of $5.41 per Mcf. For 2004, Comstock’s realized oil price was $39.86 per barrel as compared to $30.70 per barrel in 2003.

2004 Drilling Results

Comstock also announced the results of its 2004 drilling program under which Comstock spent $115.6 million to drill 70 wells (46 development wells and 24 exploratory wells). Comstock spent an additional $62.7 million on acquisitions of producing properties, $6.2 million on acquiring acreage, $16.6 million on recompletions, workovers and abandonment and $8.3 million on offshore production facilities in 2004 for a total of $209.4 million. Fifty-eight of the 70 wells drilled in 2004 were completed as producing wells and twelve were dry holes or non commercial for an overall 83% drilling success rate in 2004. Of the 24 exploratory wells drilled last year, thirteen resulted in discoveries and eleven were dry holes. Overall, Comstock had a 54% drilling success rate in its exploration program in 2004.

Gulf of Mexico Region

Comstock drilled thirteen offshore wells (6.0 net) in its Gulf of Mexico region in the first half of 2004. These wells were drilled under its exploration program with Bois d’Arc Offshore Ltd. (“Bois d’Arc”), or as part of Comstock’s redevelopment of its Ship Shoal 113 Unit. All but one of the offshore wells were successful. In July 2004, Comstock contributed its offshore Gulf of Mexico properties to Bois d’Arc Energy in exchange for 59.9% ownership of the new venture. Since its formation, Bois d’Arc Energy has drilled eleven offshore wells (5.1 net to Comstock’s interest) in 2004. Seven were successful and four were dry holes. The successful wells include the OCS-G 00063 #3 well, the SL 10830 #6 well and the OCS-G 22621 #1 well which were drilled in the third quarter. During the fourth quarter, Bois d’Arc Energy drilled four successful wells and participated in drilling one dry hole at Ship Shoal 69. The four successful wells included the OCS-G 23920 #1 well at South Timbalier block 29 which was drilled to a total depth of 16,547 feet and logged approximately 76 net feet of pay in five sands. The second successful well was drilled in the Ship Shoal 113 unit with the OCS-G 00069 #24 well which was drilled to a total depth of 8,537 feet and logged approximately 173 net feet of pay in eight sands. Also the OCS-G 22701 #3 well drilled at Ship Shoal 134 to a total depth of 7,000 feet logged approximately 22 net feet of pay in three sands. In the second quarter, the well will be connected to an existing platform along with two other previously drilled wells in Ship Shoal blocks 134 and 135. The fourth well was drilled at Ship Shoal block 99 (the OCS-G 13912 #A1) which was drilled to a total depth of 12,400 feet and logged approximately eight net feet of pay in one sand.

To date in 2005, Bois d’Arc has drilled four more successful wells and has had no dry holes. Two are successful development wells at Ship Shoal blocks 92 and 98. The remaining two were exploratory wells including a well at Ship Shoal 111 drilled to test the “Laker” prospect and a successful well at South Pelto block 14.

South Texas Region

Comstock has drilled 26 wells (7.7 net) in its South Texas region in 2004. Nineteen of the 26 wells were successful and seven were dry holes. The successful South Texas wells were tested at an average per well rate of 4.6 million cubic feet of natural gas equivalent (“MMcfe”) per day. Fifteen of the South Texas wells were successful development wells drilled primarily in the Ball Ranch or J.C. Martin fields. The remaining four successful wells were exploratory wells including the Javelina field discovery, the Dixie Mortgage Pawalek #1 which has been tested at 10.1 MMcfe per day. Comstock drilled another well in the Javelina field in 2005. The Dixie Mortgage Pawalek #2 logged approximately 86 net feet of pay of Vicksburg sands and is expected to have a similar production rate.

Southeast Texas Region

In the Southeast Texas Region, Comstock drilled two wells (1.0 net) in 2004. The Davis Blackstone #1 well was drilled in early 2004 and had an initial production rate of 8.2 MMcfe per day. The Collins #3 was drilled in late 2004 and has yet to be tested due to delays in resolving pipeline right of ways. These have now been resolved and the well is expected to be on production by the end of the first quarter. Comstock spudded the BSMC Unit B#1 well in late November to test its “Big Sandy” prospect to the South of the Double A Wells field. The well had been directionally drilled to approximately 15,000 feet before encountering mechanical difficulties that resulted in stuck drill pipe. Efforts to free the drill pipe were not successful and Comstock is currently sidetracking the well around the stuck drill pipe. Comstock plans to drill and log the prospective Upper Woodbine reservoir target late March 2005. Comstock continues to remain enthusiastic about this prospect’s potential.

East Texas / North Louisiana and Other Regions

In 2004, Comstock drilled 16 wells (10.7 net) in the East Texas and North Louisiana region and another two successful wells (0.2 net) in its other regions. All of these wells were successful development wells. These wells have been tested at a per well average rate of 1.9 MMcfe per day. In 2005, Comstock has drilled four more successful wells in this region and has another four in the process of drilling. These wells are part of Comstock’s 69 well drilling program planned in this region for 2005.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Oil and gas sales	$71,176	$52,499	$261,647	$235,102
Operating expenses:
Oil and gas operating	14,480	12,038	52,068	45,746
Exploration	3,703	1,044	15,610	4,410
Depreciation, depletion and amortization	16,741	16,302	63,879	61,169
Impairment	1,648	4,255	1,648	4,255
General and administrative, net	5,253	2,023	14,569	7,006

Total operating expenses	41,825	35,662	147,774	122,586

Income from operations	29,351	16,837	113,873	112,516
Other income (expenses):
Interest income	678	14	1,207	73
Other income	37	—	166	223
Interest expense	(5,588)	(7,212)	(21,182)	(29,860)
Loss from early extinguishment of debt	—	—	(19,599)	—
Gain (loss) on derivatives	398	56	(155)	(3)
Formation costs	(119)	—	(1,101)	—

Total other expenses	(4,594)	(7,142)	(40,664)	(29,567)

Income before income taxes and cumulative effect of change In accounting principle	24,757	9,695	73,209	82,949
Provision for income taxes	(8,899)	(4,043)	(26,342)	(29,682)

Income before cumulative effect of change in accounting principle	15,858	5,652	46,867	53,267
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	675

Net income	15,858	5,652	46,867	53,942
Preferred stock dividends	—	—	—	(573)

Net income attributable to common stock	$15,858	$5,652	$46,867	$53,369

Net income per share before cumulative change in accounting principle:
Basic	$0.46	$0.17	$1.37	$1.65

Diluted	$0.43	$0.16	$1.29	$1.51

Net income per share:
Basic	$0.46	$0.17	$1.37	$1.67

Diluted	$0.43	$0.16	$1.29	$1.53

Weighted average common and common stock equivalent shares outstanding:
Basic	34,475	33,828	34,187	31,964

Diluted	36,780	36,174	36,252	35,275

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Cash flow from operations:
Net cash provided by operating activities	$52,598	$34,676	$171,351	$153,785
Increase (decrease) in accounts receivable	5,192	3,867	(5,584)	10,450
Increase in other current assets	933	2,337	1,735	2,124
Decrease (increase) in accounts payable and accrued expenses	(11,251)	(10,433)	8,715	(14,404)

Cash flow from operations	$47,472	$30,447	$176,217	$151,955

EBITDAX:
Income before cumulative effect of change in accounting principle	$15,858	$5,652	$46,867	$53,267
Interest expense	5,588	7,212	21,182	29,860
Loss from early extinguishment of debt	—	—	19,599	—
Income tax expense	8,899	4,043	26,342	29,682
Depreciation, depletion and amortization	16,741	16,302	63,879	61,169
Stock-based compensation	2,714	120	6,208	359
Formation costs	119	—	1,101	—
Impairment of oil and gas properties	1,648	4,255	1,648	4,255
Exploration expense	3,703	1,044	15,610	4,410
(Gain) loss on derivatives	(398)	(56)	155	3

EBITDAX	$54,872	$38,572	$202,591	$183,005

	As of December 31,
	2004	2003
Balance Sheet Data:
Current assets	$48,215	$41,537
Property and equipment, net	827,761	698,686
Other	65,500	6,133

Total assets	$941,476	$746,356

Current liabilities	$63,924	$49,897
Long-term debt	403,000	306,000
Other	118,699	100,803
Stockholders’ equity	355,853	289,656

Total liabilities and stockholders’ equity	$941,476	$746,356

COMSTOCK RESOURCES, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per unit amounts)

For the Three Months ended December 31, 2004

	Comstock	59.9% of
	Resources(1)	Bois d'Arc	Total(2)
Oil production (thousand barrels)	99	199	298
Gas production (million cubic feet — Mmcf)	6,931	1,652	8,583
Total production (Mmcfe)	7,522	2,847	10,369
Oil sales	$4,633	$9,365	$13,998
Gas sales	45,609	11,569	57,178

Total oil and gas sales	$50,242	$20,934	$71,176

Average oil price (per barrel)	$46.88	$47.15	$47.06
Average gas price (per thousand cubic feet — Mcf)	$6.58	$7.01	$6.66
Average price (per Mcf equivalent)	$6.68	$7.36	$6.87
Lifting cost	$8,905	$5,575	$14,480
Lifting cost (per Mcf equivalent)	$1.18	$1.96	$1.40
Acquisition, development and exploration expenditures	$82,460	$23,732	$106,192

For the Year Ended December 31, 2004

	Comstock	59.9% of
	Resources(1)	Bois d'Arc	Total(2)
Oil production (thousand barrels)	1,068	466	1,534
Gas production (million cubic feet — Mmcf)	29,982	3,537	33,519
Total production (Mmcfe)	36,388	6,334	42,722
Oil sales	$40,416	$20,718	$61,134
Gas sales	177,692	22,821	200,513

Total oil and gas sales	$218,108	$43,539	$261,647

Average oil price (per barrel)	$37.85	$44.45	$39.86
Average gas price (per thousand cubic feet — Mcf)	$5.93	$6.45	$5.98
Average price (per Mcf equivalent)	$5.99	$6.87	$6.12
Lifting cost	$42,128	$9,940	$52,068
Lifting cost (per Mcf equivalent)	$1.16	$1.57	$1.22
Acquisition, development and exploration expenditures	$173,985	$35,398	$209,383

(1)	Excludes Bois d’Arc Energy LLC.

(2)	Includes Comstock’s 59.9% share of Bois d’Arc Energy’s production.

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS (EXCLUDING BOIS D’ARC ENERGY, LLC)
(In thousands, except per unit amounts)

For the Three Months ended December 31, 2004

	East Texas/
	North	Southeast
	Louisiana	Texas	Other	Total
Oil production (thousand barrels)	19	43	37	99
Gas production (million cubic feet — Mmcf)	2,596	2,218	2,117	6,931
Total production (Mmcfe)	2,709	2,477	2,336	7,522
Oil sales	$885	$2,111	$1,637	$4,633
Gas sales	16,707	15,816	13,086	45,609

Total oil and gas sales	$17,592	$17,927	$14,723	$50,242

Average oil price (per barrel)	$46.58	$49.09	$44.24	$46.88
Average gas price (per thousand cubic feet — Mcf)	$6.44	$7.13	$6.18	$6.58
Average price (per Mcf equivalent)	$6.49	$7.24	$6.30	$6.68
Lifting cost	$3,097	$2,692	$3,116	$8,905
Lifting cost (per Mcf equivalent)	$1.14	$1.09	$1.33	$1.18
Acquisition, development and exploration expenditures	$18,745	$4,627	$59,088	$82,460

For the Year Ended December 31, 2004

		East Texas/
	Gulf of	North	Southeast
	Mexico	Louisiana	Texas	Other	Total
Oil production (thousand barrels)	635	87	219	127	1,068
Gas production (million cubic feet — Mmcf)	3,620	9,740	9,811	6,811	29,982
Total production (Mmcfe)	7,428	10,261	11,126	7,573	36,388
Oil sales	$23,170	$3,403	$8,781	$5,062	$40,416
Gas sales	22,819	55,549	60,420	38,904	177,692

Total oil and gas sales	$45,989	$58,952	$69,201	$43,966	$218,108

Average oil price (per barrel)	$36.49	$39.11	$40.10	$39.86	$37.85
Average gas price (per thousand cubic feet — Mcf)	$6.30	$5.70	$6.16	$5.71	$5.93
Average price (per Mcf equivalent)	$6.19	$5.75	$6.22	$5.81	$5.99
Lifting cost	$10,539	$11,349	$10,915	$9,325	$42,128
Lifting cost (per Mcf equivalent)	$1.42	$1.11	$0.98	$1.23	$1.16
Acquisition, development and exploration expenditures	$57,010	$29,804	$10,099	$77,072	$173,985